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                                                                    EXHIBIT 10.1

                          TAX DISAFFILIATION AGREEMENT

         TAX DISAFFILIATION AGREEMENT dated as of __________, 2000, by and between InfoCure Corporation, a Delaware corporation ("InfoCure"), and PracticeWorks, Inc., a Delaware corporation ("PracticeWorks").

                                    RECITALS

         A. PracticeWorks is a wholly owned second tier subsidiary of InfoCure and a wholly owned first tier subsidiary of InfoCure Systems, Inc., a Georgia corporation ("ISI").

         B. InfoCure is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which currently files consolidated federal income tax returns.

         C. Pursuant to the Agreement and Plan of Distribution dated _________, 2000 by and between InfoCure and PracticeWorks (the "Distribution Agreement"), (i) ISI will contribute certain assets and liabilities to PracticeWorks in exchange for shares of PracticeWorks common stock, (ii) ISI will distribute the shares of PracticeWorks common stock so received to InfoCure (the "Internal Distribution"), (iii) InfoCure will contribute the stock of Medical Dynamics, Inc. to PracticeWorks in exchange for additional shares of PracticeWorks common stock and all of the outstanding Series A Convertible Redeemable Preferred Stock of PracticeWorks (the "PracticeWorks Preferred Stock"), and then (iv) InfoCure will distribute all of the outstanding shares of the common stock of PracticeWorks pro rata to the holders of InfoCure common stock and all of the outstanding shares of PracticeWorks Preferred Stock in complete redemption of all of the issued and outstanding InfoCure Depositary Shares (collectively the transactions described in this clause (iv) shall be referred to herein as the "Distribution").

         D. InfoCure and PracticeWorks intend that the Internal Distribution and the Distribution will qualify as reorganizations described in
Section 368(a)(1)(D) of the Code, that the Distribution will qualify as a distribution described in Section 355 of the Code and that neither transaction will result in the recognition of any taxable gain or income to InfoCure, ISI, PracticeWorks or any shareholder of InfoCure or PracticeWorks (except to the extent of cash received for any fractional share interest in PracticeWorks stock and any deferred intercompany gain).

         E. From and after Date of the Distribution, PracticeWorks will cease to be a member of the InfoCure affiliated group for federal income tax purposes.

         F. InfoCure and PracticeWorks desire on behalf of themselves, their subsidiaries and their successors to set forth their rights and obligations with respect to taxes due for periods before and after the Distribution.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.01 "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with a specified Person.

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         1.02     "Agreement" shall mean this Tax Disaffiliation Agreement dated
________ __, 2000 between InfoCure and PracticeWorks as the same may be amended from time to time.

         1.03     "Applicable Federal Rate" shall have the meaning set forth in
Section 1274(d) of the Code, compounded quarterly.

         1.04     "Claim" shall have the meaning set forth in Section 5.03(a).

         1.05 "Code" shall have the meaning set forth in paragraph B of the recitals.

         1.06 "Control" or "Controlled" shall mean, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

         1.07     "Controlling Party" shall have the meaning set forth in
Section 5.01.

         1.08 "Contribution Transactions" shall mean the contribution transactions described in clauses (i) and (iii) of paragraph C of the recitals.

         1.09 "Corporate Restructuring Transactions" shall mean the transactions undertaken by InfoCure, PracticeWorks, and their respective Subsidiaries in order to effect the Internal Distribution and the Distribution, which transactions are described in the Distribution Agreement.

         1.10 "Date of Distribution" shall mean the Distribution Date specified in the Distribution Agreement.

         1.11 "Distribution" shall have the meaning set forth in paragraph C of the recitals.

         1.12 "Distribution Agreement" shall have the meaning set forth in paragraph C of the recitals.

         1.13 "Final Determination" shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

         1.14 "Fiscal Year 2000" shall mean the period beginning January 1, 2000 and ending on December 31, 2000.

         1.15 "Fiscal Year 2001 Stub Period" shall mean the period beginning January 1, 2001 and ending on or after the Date of Distribution.

         1.16 "Form 10" shall mean the registration statement on Form 10 (including the related information statement) relating to the Distribution, as made effective by the Securities and Exchange Commission.

         1.17 "InfoCure" shall have the meaning set forth in the preamble to this Agreement.


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         1.18     "InfoCure Group" shall mean InfoCure and all entities that are
Subsidiaries of InfoCure at any time following the Distribution.

         1.19 "InfoCure Tainting Act" shall mean (a) any breach of any written representation or covenant relating to the qualification of the Contribution Transactions as reorganizations described in Section 368(a)(1)(D) of the Code or relating to the qualification of the Internal Distribution or the Distribution as transactions described in Section 355 of the Code, which representation or covenant is made by InfoCure in connection with the tax opinion of King & Spalding described in the Form 10, or (b) any action or actions of or involving any Person (other than PracticeWorks or any Person that is an Affiliate of PracticeWorks immediately before or immediately after such action or actions), or any omission or omissions of any Person (other than PracticeWorks or any Person that is an Affiliate of PracticeWorks immediately before or immediately after such omission or omissions), of an action or actions available to it, after the Date of the Distribution, if such breach, action or omission described in (a) or (b) contributes to a Final Determination that the Distribution results in the recognition of gain to the InfoCure Group by virtue of (i) the Contribution Transactions failing to qualify as reorganizations under
Section 368(a)(1)(D) of the Code, (ii) the Internal Distribution or the Distribution failing to qualify as transactions described in Section 355 of the Code, (iii) any stock or securities of PracticeWorks failing to qualify as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code to the Internal Distribution or the Distribution.

         1.20     "Indemnitor" shall have the meaning set forth in Section 5.02.

         1.21 "Internal Distribution" shall have the meaning set forth in Paragraph C of the recitals.

         1.22     "IRS" shall have the meaning set forth in Section 5.03(a).

         1.23 "ISI" shall have the meaning set forth in recital A to this Agreement.

         1.24 "Period After Distribution" shall mean any taxable year or other taxable period beginning on or after the Date of Distribution and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Distribution, that part of the taxable year or other taxable period that begins after the close of the Date of Distribution.

         1.25 "Period Before Distribution" shall mean any taxable year or other taxable period that ends on or before the Date of Distribution and, in the case of any taxable year or other taxable period that begins before and ends after the Date of Distribution, that part of the taxable year or other taxable period through the close of the Date of Distribution.

         1.26 "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

         1.27 "PracticeWorks" shall have the meaning set forth in the preamble to this Agreement.

         1.28 "PracticeWorks Business" shall mean the business of providing practice management applications and related services to dental, orthodontic, and oral and maxillofacial surgery practices.

         1.29 "PracticeWorks Group" shall mean PracticeWorks and all entities that are Subsidiaries of PracticeWorks at any time following the Distribution.

         1.30 "PracticeWorks Tainting Act" shall mean (a) any breach of any written representation or covenant relating to the qualification of the Contribution Transactions as reorganizations described in Section 368(a)(1)(D) of


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the Code or relating to the qualification of the Internal Distribution or the
Distribution as transactions described in Section 355 of the Code, which representation or covenant is made by PracticeWorks in connection with the tax opinion of King & Spalding described in the Form 10, or (b) any action or actions of or involving any Person (other than InfoCure or any Person that is an Affiliate of InfoCure immediately before or immediately after such action or actions), or any omission or omissions of any Person (other than InfoCure or any Person that is an Affiliate of InfoCure immediately before or immediately after such omission or omissions), of an action or actions available to it, after the Date of the Distribution, if such breach, action or omission described in (a) or
(b) contributes to a Final Determination that the Distribution results in the recognition of gain to the InfoCure Group by virtue of (i) the Contribution Transactions failing to qualify as reorganizations under Section 368(a)(1)(D) of the Code, (ii) the Internal Distribution or the Distribution failing to qualify as transactions described in Section 355 of the Code, (iii) any stock or securities of PracticeWorks failing to qualify as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code to the Internal Distribution or the Distribution.

         1.31 "Restructuring Taxes" means any Taxes resulting from the Corporate Restructuring Transactions, including, but not limited to, any Taxes imposed pursuant to or as a result of Section 311 of the Code or Section 1.1502-13 of the Treasury Regulations (and any applicable similar federal, state, local or foreign Taxes, together with related interest, penalties and additions to
Tax), but excluding any Taxes imposed as a result of a Final Determination that the Contribution Transactions failed to qualify as reorganizations under Section 368(a)(1)(D) or that the Internal Distribution or the Distribution otherwise failed to meet the requirements of Section 355 or 361 of the Code for nonrecognition of gain by the InfoCure Group.

         1.32 "Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used.

         1.33 "Tax" or "Taxes" whether used in the form of a noun or adjective, shall mean all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a nation, locality, municipality, government, state, federation, or other governmental body (a "Taxing Authority"). Whenever the term "tax" or "taxes" is used (including, without limitation, in the context of any duty to reimburse another party or indemnify for taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

         1.34 "Taxing Authority" shall have the meaning set forth in the foregoing definition of the term "Tax."

         1.35 "Tax Returns" shall mean all reports, returns, information statements, questionnaires or other documents required to be filed or that may be filed for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

                                  ARTICLE II.

              TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATION

         2.01 OBLIGATIONS TO FILE TAX RETURNS. InfoCure shall timely file or cause to be filed all Tax Returns with respect to the PracticeWorks Group that
(a) are required to be filed and are due before the Date of Distribution or (b) are for either Fiscal Year 2000 or the Fiscal Year 2001 Stub Period, and are filed on a consolidated, combined or unitary basis and include any member of the PracticeWorks Group with InfoCure or any


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of its Subsidiaries. PracticeWorks shall timely file or cause to be timely filed any other Tax Return with respect to the PracticeWorks Group.

         2.02 OBLIGATION TO REMIT TAXES. InfoCure and PracticeWorks shall each remit or cause to be remitted any Taxes due in respect of any Tax for which it is required to file a Tax Return and shall be entitled to reimbursement for such payments only to the extent provided in Section 2.03.

         2.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS. (a) Other than liabilities dealt with elsewhere in this Agreement, PracticeWorks shall be liable for and shall indemnify and hold the InfoCure Group harmless against (i) any Tax liability of any member of the PracticeWorks Group, and of any member of the InfoCure Group to the extent that such liability is attributable, as determined in good faith by InfoCure, to the PracticeWorks Business, for (A) any Period After Distribution and (B) the Fiscal Year 2000 and (C) any taxable year or period that begins before and ends on or after the Date of Distribution in respect of the Period Before Distribution, (ii) any Tax liability resulting from a Final Determination with respect to an adjustment attributable to any member of the PracticeWorks Group, or any member of the InfoCure Group to the extent that such liability is attributable, as determined in good faith by InfoCure, to the PracticeWorks Business, and (iii) any amount determined to be PracticeWorks' liability under Section 2.04. PracticeWorks shall be entitled to any refund of or credit for Taxes of the PracticeWorks Group or amounts owed by PracticeWorks or for which PracticeWorks is responsible under this Section 2.03(a). Any liability for Taxes under this Section 2.03(a) shall be measured by the InfoCure Group's actual liability for Taxes after applying Tax benefits otherwise available to the InfoCure Group other than Tax benefits that the InfoCure Group in good faith determines would actually offset Tax liabilities of the InfoCure Group in other taxable years or periods. Any right to refund under this Section 2.03(a) shall be measured by the actual refund or credit of the InfoCure Group attributable to the adjustment without regard to offsetting Tax attributes or liabilities of the InfoCure Group.

                  (b) Other than liabilities dealt with elsewhere in this Agreement, InfoCure shall be liable for and shall hold the PracticeWorks Group harmless against (i) any liability attributable to any member of the InfoCure Group for Taxes that are not attributable, as determined in good faith by InfoCure, to the PracticeWorks Business, including any liability asserted against any member of the PracticeWorks Group under the provisions of Treas. Reg. ss. 1.1502-6(a) that impose several liability on members of an affiliated group of corporations that files consolidated returns, or similar provisions of any foreign, state or local law, in respect of Taxes of any member of the InfoCure Group that are not attributable to the PracticeWorks Business, and (ii) any amount determined to be InfoCure's liability under Section 2.04. InfoCure shall be entitled to any refund of or credit for Taxes for any periods that are attributable to the InfoCure Group or amounts owed by InfoCure or for which InfoCure is responsible under this Section 2.03(b).

                  (c) Except as set forth in this Section 2.03 and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between any member of the InfoCure Group and any member of the PracticeWorks Group shall be terminated with respect to the PracticeWorks Group as of the Date of Distribution.

         2.04     RESTRUCTURING TAXES; OTHER TAXES RELATING TO THE DISTRIBUTION.
(a) GENERALLY. Notwithstanding any other provision of this Agreement to the contrary, PracticeWorks shall pay, and shall indemnify and hold harmless InfoCure and any member of the InfoCure Group from and against any and all Restructuring Taxes and any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending any audit or examination with respect to Restructuring Taxes. In the event of a Final Determination that the Internal Distribution or the Distribution failed to meet the requirements of Sections 355 or 361 of the Code for nonrecognition of gain by the InfoCure Group, including, without limitation, by reason of (x) any stock or securities of PracticeWorks failing to qualify as "qualified property" within the meaning of Sections 355(c)(2) or 361(c)(2) of the Code or (y) the application of Section 355(e) of the Code to the Internal Distribution or the Distribution, (other than a Final Determination that the Distribution failed to qualify for nonrecognition which determination would not have been made but for an InfoCure Tainting Act or a PracticeWorks Tainting Act), the liability of InfoCure and


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PracticeWorks for any Taxes arising from such Final Determination and any liability to shareholders arising from such Final Determination (together with any reasonable expense (including, but not limited to, attorney's fees) incurred in defending against any liability) shall be borne 50 percent by InfoCure and 50 percent by PracticeWorks. If an InfoCure Tainting Act and a PracticeWorks Tainting Act both contribute to such a Final Determination, any such Taxes or liability (together with any reasonable expense (including, but not limited to, attorney's fees) incurred in defending against any liability) shall be borne 50 percent by InfoCure and 50 percent by PracticeWorks.

                  (b) INDEMNIFICATION FOR PRACTICEWORKS TAINTING ACTS. PracticeWorks covenants that neither PracticeWorks nor any member of the PracticeWorks Group shall commit or be party to or the subject of any PracticeWorks Tainting Act which would result in any Tax or liability described in the following sentence and payable by InfoCure. To the extent that any member of the InfoCure Group would not have been liable for the following amounts but for a PracticeWorks Tainting Act, PracticeWorks shall pay, and shall indemnify and hold harmless the InfoCure Group from and against, (i) any liability of any member of the InfoCure Group to any Taxing Authority, InfoCure shareholders or PracticeWorks shareholders (together with any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending against any such liability) resulting from a Final Determination that the Internal Distribution or the Distribution failed to meet the requirements of Sections 355 or 361 of the Code for nonrecognition of gain by the InfoCure Group, including, without limitation, by reason of (x) any stock or securities of PracticeWorks failing to qualify as "qualified property" within the meaning of Sections 355(c)(2) or 361(c)(2) of the Code or (y) the application of Section 355(e) of the Code to the Internal Distribution or the Distribution, and (ii) any Taxes and related expenses payable by any member of the InfoCure Group by reason of the receipt of such payment.

                  (c) INDEMNIFICATION FOR INFOCURE TAINTING ACTS. InfoCure covenants that neither InfoCure nor any member of the InfoCure Group shall commit or be party to or the subject of any InfoCure Tainting Act which would result in any Tax or liability described in the following sentence and payable by PracticeWorks. To the extent that PracticeWorks would not have been liable for the following amounts but for an InfoCure Tainting Act, InfoCure shall pay, and shall indemnify and hold harmless PracticeWorks from and against, (i) any liability of PracticeWorks to any Taxing Authority, InfoCure shareholders or PracticeWorks shareholders (together with any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending against any such liability) resulting from a Final Determination that the Internal Distribution or the Distribution failed to meet the requirements of Sections 355 or 361 of the Code for nonrecognition of gain by the InfoCure Group, including, without limitation, by reason of (x) any stock or securities of PracticeWorks failing to qualify as "qualified property" within the meaning of Sections 355(c)(2) or 361(c)(2) of the Code or (y) the application of Section 355(e) of the Code to the Internal Distribution or the Distribution, and (ii) any Taxes and related expenses payable by PracticeWorks by reason of the receipt of such payment.

         2.05 PERIOD THAT INCLUDES THE DATE OF DISTRIBUTION. (a) To the extent permitted by law or administrative practice, the taxable year of the PracticeWorks Group shall be treated as closing at the close of the Date of Distribution.

                  (b) If it is necessary for purposes of this Agreement to determine the Tax liability of any member of the PracticeWorks Group for a taxable year or period that begins on or before and ends after the Date of the Distribution and is not treated under Section 2.05(a) as closing at the close of the Date of Distribution, the determination shall be made, in the case of Taxes that are based upon income or receipts, by assuming that the relevant taxable period ended at the close of the Date of Distribution, except that any exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis. In the case of Taxes that are imposed on a periodic basis, are payable for a taxable period that includes (but does not end on) the Date of Distribution, and are not based upon or related to income or receipts, the portion of such Tax that relates to the Period Before Distribution shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Date of Distribution and the denominator of which is the number of days in the entire taxable period.


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                                  ARTICLE III.

                     CARRYBACKS, DISTRIBUTIONS AND ELECTIONS

         3.01 CARRYBACKS. Any member of the PracticeWorks Group shall be entitled to carry back any net operating loss or other item from a Period After Distribution to a Period Before Distribution, except to the extent that InfoCure determines in good faith that such action will cause an actual increase in the Taxes for which the InfoCure Group is responsible or will cause an actual reduction in the amount of any refund of Taxes payable to the InfoCure Group. Any refund of Taxes resulting from any such carryback by a member of the PracticeWorks Group shall be payable to PracticeWorks as provided in Section 2.03(a).

         3.02 DISTRIBUTIONS AND ELECTIONS. (a) No member of the PracticeWorks Group shall make any election with respect to Taxes, pay or cause to be paid any distribution from an Affiliate or take any other action that shall cause an actual increase in the Taxes for which the InfoCure Group is responsible or will cause an actual reduction in the amount of any refund of Taxes payable to the InfoCure Group.

                  (b) No member of the InfoCure Group shall make any election with respect to Taxes, pay or cause to be paid any distribution from an Affiliate or take any other action that shall cause an actual increase in the Taxes for which the PracticeWorks Group is responsible or will cause an actual reduction in the amount of any refund of Taxes payable to the PracticeWorks Group.

                                  ARTICLE IV.

                                    PAYMENTS

         4.01 FISCAL YEAR 2001 STUB PERIOD AND FISCAL YEAR 2000. (a) PracticeWorks shall determine and pay the final amount owed, if any, under clause (i)(C) of Section 2.03(a) for the Fiscal Year 2001 Stub Period as follows: (i) within sixty (60) days from the Date of Distribution, PracticeWorks shall provide InfoCure with a copy of its Federal and State tax package (except that standard items such as Internal Revenue Service Form 5471s, boycott information, FTC receipts and Section 861 information may be provided within one hundred twenty (120) days from the Date of Distribution) of its Fiscal Year 2001 Stub Period operating and nonoperating tax and financial results; (ii) PracticeWorks will calculate in accordance with the principles established in
Section 2.03 and submit to InfoCure an estimate of its Fiscal Year 2001 Stub Period Tax liability, offsetting such liability by the amount, if any, determined to be owed to PracticeWorks for Fiscal Year 2000 pursuant to Section 4.01(b), to the extent payment has not already been received by PracticeWorks for such overpayment pursuant to Section 4.01(b); (iii) InfoCure shall have the right to object in writing to such calculation on or before sixty (60) days after the date on which such calculation is provided to InfoCure, on the grounds that there is substantial authority that such calculation is incorrect; PROVIDED that if InfoCure so objects, InfoCure and PracticeWorks shall promptly submit the dispute to an independent accounting or law firm acceptable to both InfoCure and PracticeWorks for prompt resolution, whose decision shall be final and binding on InfoCure and PracticeWorks, and (x) the party that such accounting or law firm determines has lost the dispute shall pay all of the fees and expenses incurred in connection with submitting such dispute; (y) PracticeWorks shall pay to InfoCure an amount equal to 80% of the amount determined in clause (ii) of this Section 4.01(a) within ten (10) days after InfoCure lodges an objection pursuant to clause (iii) of this Section 4.01(a); (z) a determination of the final amount owed, if any, under clause (ii) of this Section 4.01(a) shall be made when the InfoCure Group's Fiscal Year 2001 Tax Returns are filed and shall be paid within thirty (30) days from the date InfoCure notifies PracticeWorks of any additional amounts due together with interest at a rate equal to the Applicable Federal Rate from the date on which such Tax Return is filed. Similarly, any refund owed PracticeWorks over the amount previously determined and paid under clause (ii) of this Section 4.01(a) shall be refunded by InfoCure within the same thirty (30) day period together with interest at a rate equal to the Applicable Federal Rate from the date on which InfoCure receives such refund, and any claims resulting from carrybacks, tax audits or a Final Determination shall be handled in the same manner as provided in Articles V, VI, VII, and VIII.


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                  (b)      PracticeWorks shall determine and pay the final
amount owed, if any, under clause (i)(B) of Section 2.03(a) for Fiscal Year 2000 as follows: (i) PracticeWorks shall provide InfoCure with a copy of its Federal and State tax package, together with standard items such as Internal Revenue Service Form 5471s, boycott information, FTC receipts and Section 861 information, in the normal InfoCure format and according to the normal InfoCure schedule, of its Fiscal Year 2000 operating and nonoperating tax and financial results; (ii) InfoCure shall prepare and file those Tax Returns in respect of Fiscal Year 2000 that it is obligated to file pursuant to Section 2.01; (iii) PracticeWorks shall prepare a reconciliation of the amounts PracticeWorks has paid either directly or indirectly through inter-company charges in respect of the InfoCure Fiscal Year 2000 consolidated federal Tax Return or any other Tax Return in respect of Fiscal Year 2000 that InfoCure is required to file pursuant to Section 2.01 to the calculation of the PracticeWorks Group's final liability for Fiscal Year 2000 to be determined from such Tax Returns in accordance with the principles established in Section 2.03(a), and shall provide such reconciliation to InfoCure within thirty (30) days before the due date for filing the relevant Tax Return; (iv) InfoCure shall have the right to object in writing to such reconciliation in accordance with the principles established in
Section 4.01(a)(iii) within fifteen (15) days of delivery of the reconciliation;
(v) if the reconciliation described in clause (iii) of this Section 4.01(b) indicates that PracticeWorks owes InfoCure money, PracticeWorks shall pay the balance to InfoCure within thirty (30) days of the delivery of such reconciliation together with interest at a rate equal to the Applicable Federal Rate from the date on which such Tax Return was filed. If the reconciliation shows that InfoCure owes PracticeWorks money and PracticeWorks' overpayment cannot be applied to PracticeWorks' Fiscal Year 2001 Stub Period Tax liabilities pursuant to Section 4.01(a)(ii), InfoCure shall pay such balance to PracticeWorks within five (5) days of InfoCure's receipt of such balance from the relevant Taxing Authority to the extent that a refund is due from the relevant Taxing Authority (with no interest) and concurrently with delivery of the reconciliation to the extent that no refund is due from the relevant Taxing Authority (together with interest at a rate equal to the Applicable Federal Rate from the due date of the Tax Return); and (vi) any claims resulting from carrybacks, tax audits or Final Determination shall be handled in the same manner as provided in Articles V, VI, VII and VIII.

         4.02     OTHER PAYMENTS. Other payments due to a party under Section
2.03 shall be due not later than twenty (20) days after the receipt or crediting of a refund or the receipt of notice of a Final Determination that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

         4.03 NOTICE. InfoCure and PracticeWorks shall give each other prompt written notice of any payment that may be due under this Agreement.

                                   ARTICLE V.

                                   TAX AUDITS

         5.01 GENERAL. Except as provided in Sections 5.02 and 6.02, each of PracticeWorks and InfoCure shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under
Section 2.01 (the "Controlling Party"). Except as provided in Section 5.03, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

         5.02 INDEMNIFIED CLAIMS IN GENERAL. InfoCure or PracticeWorks shall promptly notify the other in writing prior to the issuance of an actual notice of assessment by the relevant Taxing Authority (for example, if by the Internal Revenue Service, prior to the issuance of a Form 5701 Notice of Proposed Adjustment) of any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and shall permit the other party to participate in the proceeding at its own expense, PROVIDED, HOWEVER, that the Controlling Party shall not be required to indemnify the Indemnitor if the Controlling Party fails to notify or provide such information to the Indemnitor, unless the Indemnitor is materially prejudiced thereby. The Indemnitor shall pay all reasonable expenses


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

(including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or adjustment within seven
(7) days after a written request by the Controlling Party.

         5.03 CERTAIN FEDERAL INCOME TAX CLAIMS. (a) Any issues raised by the Internal Revenue Service ("IRS") in any tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding which would result in federal income tax liability to the Indemnitor which in the aggregate would equal or exceed $100,000 in any taxable year are defined as a Claim (a "Claim"). Except as provided in Section 5.03(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, PROVIDED that (i) the Controlling Party shall provide notice to Indemnitor pursuant to Section 5.02 of any Claim, (ii) within thirty
(30) days after notice by the Controlling Party to the Indemnitor of a Claim is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested, (iii) within thirty (30) days after notice by the Controlling Party to the Indemnitor of such Claim is received by the Indemnitor, the Indemnitor shall have provided an opinion of independent tax counsel, selected by the Indemnitor and reasonably acceptable to the Controlling Party, to the effect that it is more likely than not that a Final Determination will be substantially consistent with the Indemnitor's position relating to such Claim,
(iv) the Indemnitor agrees to pay on demand and pays all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim, except for a Claim where the expenses are shared pursuant to Section 2.04(a), and (v) the Controlling Party, after reasonable consultation with the Indemnitor, shall determine in its sole discretion the nature of all actions to be taken to contest such Claim, including (1) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (2) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (3) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor and, upon request by the Indemnitor, its counsel informed as to the progress of the contest.

                  (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the IRS and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the IRS may have with respect to matters other than the transactions contemplated by the Distribution Agreement, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the IRS on the date of eventual payment or (ii) the amount calculated on the basis of a Final Determination.

                  (c) If the Controlling Party shall elect to pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party, and with no net after-tax cost to the Controlling Party, to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the IRS that is properly attributable to such amount.

                  (d) Except as provided below, the Controlling Party shall not settle a Claim that Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Section 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which


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

notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.03(b)), plus interest attributable to such amounts.

                                  ARTICLE VI.

                                   COOPERATION

         6.01 GENERAL. InfoCure and PracticeWorks shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Period After Distribution. Each party agrees to treat the Distribution for all income tax purposes as not causing the recognition of any gain or loss.

         6.02 COOPERATION WITH RESPECT TO TAX RETURN FILINGS, EXAMINATIONS AND TAX RELATED CONTROVERSIES.

                  (a) INFOCURE'S OBLIGATIONS. In addition to any obligations imposed pursuant to the Distribution Agreement, InfoCure and each other member of the InfoCure Group shall fully cooperate with PracticeWorks and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the PracticeWorks Group for any taxable period beginning on or before the Distribution Date. Such cooperation shall include, but not be limited to, (x) the execution and delivery to PracticeWorks by the appropriate InfoCure Group member of any power of attorney required to allow PracticeWorks and its counsel to represent InfoCure or such other InfoCure Group member in any controversy which PracticeWorks shall have the right to control pursuant to the terms of Section 5.01 of this Agreement,
(y) making available to PracticeWorks, during normal business hours, and within sixty (60) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and (z) use of its best efforts in defending PracticeWorks' interests in any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter for which InfoCure is the Controlling Party.

                  (b) PRACTICEWORKS' OBLIGATIONS. Except as otherwise provided in this Article VI, PracticeWorks shall fully cooperate with InfoCure and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the InfoCure Group which includes PracticeWorks or any other member of the PracticeWorks Group. Such cooperation shall include, but not be limited to, (x) the execution and delivery to InfoCure by PracticeWorks of any power of attorney required to allow InfoCure and its counsel to participate on behalf of InfoCure or other InfoCure Group members in any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Section 5.01 of this Agreement, (y) making available to InfoCure, during normal business hours, and within sixty (60) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any


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

other matter, and (z) the use of its best efforts in defending InfoCure's interests in any tax inquiry, audit, examination, investigation, dispute, litigation or other matter for which PracticeWorks is the Controlling Party.

                  (c) REMEDY FOR FAILURE TO COMPLY. If PracticeWorks reasonably determines that InfoCure is not for any reason fulfilling its obligations under Section 6.02(a), or if InfoCure reasonably determines that PracticeWorks is not for any reason fulfilling its obligations under Section 6.02(b), then InfoCure or PracticeWorks, as the case may be, shall have the right to appoint, at the expense of the other, an independent entity such as a nationally-recognized public accounting or law firm to assist the other in meeting its obligations under this Section 6.02. Such entity shall have complete access, during normal business hours to all books, records and information, and the complete cooperation of all officers and employees, of InfoCure or PracticeWorks, as the case may be. The remedy provided in this Section 6.02(c) shall not be deemed exclusive.

                                  ARTICLE VII.

                          RETENTION OF RECORDS; ACCESS

         The InfoCure Group and the PracticeWorks Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the InfoCure Group or the PracticeWorks Group for any Period Before Distribution or for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. At any time after the Date of Distribution that the PracticeWorks Group proposes to destroy such material or information, they shall first notify the InfoCure Group in writing and the InfoCure Group shall be entitled to receive such materials or information proposed to be destroyed.

                                 ARTICLE VIII.

                                    DISPUTES

         If InfoCure and PracticeWorks cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both InfoCure and PracticeWorks. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne by the party that such independent public accounting firm determines has lost the dispute.

                                  ARTICLE IX.

                           TERMINATION OF LIABILITIES

         Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

                                   ARTICLE X.

                            MISCELLANEOUS PROVISIONS

         Sections 9.4, 9.7, 9.9, 9.10, 9.11, 9.14, 9.15, 9.16, 9.17, 9.18, 9.19,
9.20, 9.21 and 9.22 of the Distribution Agreement shall apply in relevant part to this Agreement.


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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                         INFOCURE CORPORATION


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                         PRACTICEWORKS, INC.


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


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